Exhibit (a)(6)

Forward-looking Statements This presentation contains, among other things, the unanimous recommendation of the Board of Directors of Canada Southern that Shareholders reject the Petro^Canada Offer and not tender their Common Shares to the Petro^Canada Offer. This presentation, including the discussion of the reasons for the Board's recommendation, contains forward-looking statements that were based on expectations, estimates and projections as of the date of the presentation. Such forward looking-statements can be found in, among other sections, "Background" and "Arctic Assets". Generally these forward-looking statements can be identified by the use of forward-looking terminology such as "believe", "potential", "expect", "forecast", "estimate", "would", "could", "if" and "may". Any forward-looking statement is subject to known and unknown risks, uncertainties and other factors which may cause actual results and developments to materially differ from those expressed by, or implied by the forward-looking statements in this presentation.Examples of forward-looking statements in this presentation include statements relating to: estimates of natural gas reserves and resources and future production; future development of Canada Southern's assets (including its Arctic Islands discovered natural gas resources); future Arctic natural gas and LNG development and projects; and the prospect of a superior or alternative proposal or other strategic alternative to the Petro^Canada Offer emerging. Statements relating to "reserves" and "resources" are deemed to be forward-looking statements as they involve the implied assessment, based on certain estimates and assumptions, that the reserves and resources described can be profitably produced in the future. These forward-looking statements are based on a number of assumptions which may prove to be incorrect including, but not limited to: the fair value of the assets of Canada Southern; the existence of third parties interested in purchasing some or all of Canada Southern's assets; the accuracy of Canada Southern's reserves and resources estimates; the ability to develop Canada Southern's Arctic Islands reserves or resources; the continued operation and performance of Canada Southern's conventional natural gas and oil properties in accordance with their current and anticipated levels of operation and performance; and what the prices of oil and natural gas and the costs of production will be in the future. In addition to being subject to a number of assumptions, forward-looking statements in this presentation are subject to a number of risks, including, but not limited to, risks identified in the filings by Canada Southern with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities, including Canada Southern's Form 40-F and Annual Information Form, respectively, and risks of the following nature: the pricing of natural gas and oil; the effects of competition and pricing pressures; risks and uncertainties involving the geology of natural gas and oil; operational risks in exploring for, developing and producing natural gas and oil; the uncertainty of estimates and projections relating to production, costs and expenses; the significant costs associated with the exploration and development of the properties on which Canada Southern has interests, particularly its Arctic Islands discovered natural gas resource and the Kotaneelee field; shifts in market demands; risks inherent in Canada Southern's marketing operations; industry overcapacity; the strength of the Canadian and U.S. economies in general; currency and interest rate fluctuations; general global and economic and business conditions; changes in business strategies; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; the uncertainty of reserves and resources estimates; various events which could disrupt operations, including severe weather conditions, technological changes, our anticipation of and success in managing the above risks; potential increases in maintenance expenditures; changes in laws and regulations, including trade, fiscal, environmental and regulatory laws; and health, safety and environmental risks that may affect projected reserves and resources and anticipated earnings or assets. This list of factors that may affect the forward-looking statements contained in this presentation is not exhaustive and there can be no assurance that any such forward-looking statements will be accurate. These and other factors should be considered carefully and readers should not place undue reliance on such forward-looking statements. Canada Southern does not undertake to update any forward-looking statements that are contained in this presentation, except in accordance with applicable securities laws. Use of Barrels of Oil Equivalent (Boe and Bcfe) The terms "bcfe" and "boe" may be misleading, particularly if used in isolation. Both a bcfe conversion of 167,000 bbls:1 bcfe and a boe conversion of 6 mcf:1 boe are based on an energy equivalency conversion method primarily applicable at the burner tip and do not represent a value equivalency at the wellhead.

Canada Southern Petroleum Ltd. ("CSP") incorporated in the early 1950's, with current holdings in NEBC, Alberta, Yukon and the Arctic Islands Between 1975 and 2001, professional, third-party estimates of the discovered gas in the Arctic Islands ranged as high as 19.8 trillion cubic feet (tcf). Summary findings of these studies are provided in the directors' circular Partner litigation at Kotaneelee lasted 15 years, C$25 million settlement in Sept. 2003 recapitalized the company - no outstanding claims Corporate governance and management changes in 2004, renewed focus on operations, drilling, growth in 2004 and 2005 CSP commenced a complete assessment of its Arctic Islands interests in October 2005

CSP has carried and working interest in seven of the 16 SDL's registered with CNEB Interests in over 178,360 gross acres (39,000 net acres) Interests in three largest discoveries in the Drake Pt, Hecla and Whitefish areas 81% of CSP's discovered Arctic Islands gas is in Drake Point and Hecla, which we believe will be the first fields to be developed in the Arctic Islands SDL's are all in the Sverdrup Basin No costs or rentals associated with the SDL's with the SDL's with the SDL's with the SDL's with the SDL's with the SDL's with the SDL's with the SDL's with the SDL's with the SDL's with the SDL's with the SDL's with the SDL's with the SDL's with the SDL's with the SDL's with the SDL's with the SDL's with the SDL's with the SDL's with the SDL's with the SDL's with the SDL's with the SDL's with the SDL's

October 2005 - CSP begins assessment of its Arctic Islands interests January 11- CSP sends letter to Petro-Canada requesting access to Arctic Islands data March 6 - Petro-Canada responds to letter, advises that data will not be available for six weeks March 29 - Petro-Canada delivers expression of interest to acquire CSP for U.S. $7.50/share May 8 - CSP informs Petro-Canada their offer is inadequate, proposes continued negotiations May 10 - Petro-Canada advises CSP that it will launch a hostile bid if offer is not accepted May 11 - Petro-Canada announces intention to file a hostile bid for CSP

The Board believes that the Petro-Canada offer fails to provide full and fair value for the Canada Southern common shares and is an attempt by Petro-Canada to acquire Canada Southern without offering adequate consideration to its shareholders. The Board cited a number of reasons for its recommendation, including that: In addition to producing assets in the Yukon and northeastern British Columbia and a substantial cash balance, Canada Southern has significant discovered marketable natural gas resources in the Arctic Islands which are of increasing economic and strategic value and, in the Board's view, have not been adequately recognized in the Petro-Canada Offer. Based on available information and its own internal estimates, Canada Southern's best estimate of its Arctic Islands marketable natural gas interests is approximately 927 bcfe, net to Canada Southern. The Board believes that Arctic natural gas development will be economically viable. As early as 1980, Petro-Canada and others proposed the Arctic Pilot Project which developed plans to ship Arctic natural gas by LNG tanker to southern markets. This viability was confirmed by the January, 2005 Canadian Energy Resource Institute (CERI) report which favourably assessed several alternative development scenarios for Arctic natural gas. Based on information available at this time, the Board believes the Petro-Canada Offer fails to adequately compensate shareholders for the economic and strategic value of Canada Southern's assets and, in particular, its substantial Arctic Islands assets. (Continued on next slide)

Canada Southern's financial advisor, CIBC World Markets, is actively soliciting competing bids from third parties which may be willing to pay a greater value for Canada Southern and its Arctic Islands assets. Petro-Canada has insisted that Canada Southern agree to complete a transaction on Petro- Canada's abbreviated timetable without disclosing why timing is of such urgency for Petro- Canada. Petro-Canada has publicly stated that it "has no immediate plans for any Arctic development", but is insisting on urgency in completing this transaction. The Petro-Canada Offer does not disclose (a) that Petro-Canada is the custodian of the Panarctic information that relates to Canada Southern's Arctic Islands interests, or (b) whether Petro-Canada made use of this information in making its Offer. The Board believes that the timing of the Petro-Canada Offer is opportunistic and disadvantageous to shareholders both for reasons stated above and because the Petro-Canada Offer took advantage of a recent decrease in the trading price of the Common Shares. CIBC World Markets has provided a written opinion that, as of the date of such opinion, the consideration offered under the Petro-Canada Offer is inadequate, from a financial point of view, to the shareholders. The full text of this opinion has been included in Schedule B of the Directors' Circular. The consideration offered under the Petro-Canada Offer represents a discount to the current trading price of the Common shares. The Petro-Canada Offer is subject to numerous conditions, many of which are determined in the sole discretion of Petro-Canada.

Arctic Islands - Drake Point - Hecla - Whitefish - Others Yukon - Kotaneelee NE BC - Buick Creek - Mike/Hazel - Siphon - Wargen - Others Southern AB - Granlea

Large scale exploration activity, large discovered resource Over 60,000 km of 2D seismic was shot Over 150 exploratory and delineation wells were drilled (1969 - 1985) Discovered marketable gas resources - up to 19.8 tcf (third party reserve assessments) Canada Southern's best estimate of discovered marketable natural gas attributable to its Arctic Islands interest is approximately 927 bcfe

A number of development projects have been considered for the Arctic Islands Arctic Pilot Project (1980) - LNG to Eastern Canada (Gros Cacouna) Completed preliminary engineering, socio-economic and environmental studies Panarctic Oils Ltd. was the principal player - Government of Canada was the major shareholder Petro-Canada acquired the Government of Canada's interest in Panarctic in 1975, and became the custodian of the Panarctic records in 2000 upon Panarctic's dissolution

CSP believes Arctic Islands LNG development will be economically viable International sources of LNG supply are uncertain (Russia, S. America, Nigeria) 2005 CERI study confirmed viability based on production of 1.0 bcf per day Preliminary engineering, environmental and socio-economic studies for Hecla and Drake Point LNG development were completed for Petro-Canada's Arctic Pilot Project in 1980 Five LNG re-gasification facilities are proposed in Eastern Canada (design capacity 3.5 Bcfpd) Gros Cacouna re-gasification facility in Quebec Petro-Canada is a partner/owner and has committed LNG to the project Russian LNG supply "still a long way from committed" Permit hearings underway, approvals expected late 2006 Scheduled for start-up in 2009/2010

CSP's best estimate of discovered Arctic Islands marketable gas is 927 bcfe Arctic Islands LNG will be economically viable, and is a secure long-term source of supply to North American markets CSP believes Arctic Islands LNG development, and a step jump in the value of Arctic gas resources, is imminent Unsolicited offer does not recognize the economic and strategic value of CSP's Arctic Islands discovered marketable gas